Exhibit 99.1

HERITAGE BANKSHARES, INC.	200 East Plume Street Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-523-2651

Heritage Bankshares, Inc. Announces Preliminary Results for Second Quarter, 2005

Norfolk, Va.: August 10, 2005 – Heritage Bankshares, Inc. (“Heritage”) (HBKS) announced today certain unaudited, preliminary financial results for the second quarter of 2005. Net income, after tax, for the quarter ended June 30, 2005 was $286,000. Net interest income for the second quarter was $1.6 million. No additional provision for loan loss was recorded for the quarter ended June 30, 2005. Noninterest expense for the quarter was $1.6 million, which included compensation expense of $787,000. Results for the second quarter were affected by the following items: a pretax gain of $151,000 on the sale of one former REO (Real Estate Owned) property, offset by $43,000 of pretax legal expenses related to various securities and general banking matters and pretax expense of $103,000 largely related to contract accounting services.

Net income, after tax, for the six months ended June 30, 2005 was $839,000, or $0.49 per basic share. Net interest income for the six months ended June 30, 2005 was $3.3 million. Provision for loan losses was $30,000 for the six month period. Noninterest expense for the six months ended June 30, 2005 was $2.8 million, which included compensation expense of $1.3 million. Pretax expenses of $137,000 related primarily to contract accounting services, together with $116,000 in various legal expenses, largely offset a $309,000 gain on the sale of REO during the first six months of 2005. At June 30, 2005 Heritage had 1,707,850 shares outstanding.

In addition, Heritage announced that total assets at June 30, 2005 grew to $183 million, an increase of $29 million from $154 million in assets at December 31, 2004. Net loans held for investment at June 30, 2005 decreased by $4 million to $121 million, compared to $125 million at December 31, 2004. REO was $126,000 at June 30, 2005. Total deposits at June 30, 2005 were $152 million, compared to total deposits of $133 million at December 31, 2004, an increase of $19 million; furthermore, noninterest bearing deposits have increased by $4 million in the first six months of 2005, from $26 million at December 31, 2004 to $30 million at June 30, 2005. Total transaction deposits have also increased in the first six months of 2005, growing by $9 million in the period, from $67 million at December 31, 2004 to $76 million at June 30, 2005.

Michael S. Ives, President and Chief Executive Officer of Heritage, commented, “In many ways, Heritage is like a new bank. In order to expand quickly, we are incurring substantial expenses to recruit highly experienced personnel, to install the latest commercial banking technology, and to commence our branch expansion into Virginia Beach. We expect to continue these expansion activities for the remainder of this year and throughout 2006. These initiatives will enable us to offer superior commercial banking services and thereby serve a greater range of small business and professional and executive customers than Heritage had served previously.”

Ives continued, “Our core deposit growth is an early indicator of the likely success of our initiatives. We are well on our way to achieving our initial expansion objectives.”

As previously announced, Heritage is in the process of restating its unaudited quarterly financial statements for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, as well as revising financial information for the quarter and year ended December 31, 2004 included in Heritage’s Form 8-K filed on January 31, 2005, for reasons related to the treatment of outstanding stock options and certain stock options exercised in 2004. As a result of its discovery of the need to restate those financial statements and its continuing review of financial statements for years prior to 2004, Heritage has not yet filed its Annual Report on Form 10-KSB for the year ended December 31, 2004 or its Form 10-QSB for the quarter ended March 31, 2005, and anticipates filing with the Securities and Exchange Commission a Form 12b-25 reporting that it will not be able to complete and file its Quarterly Report on Form 10-QSB for the current quarter within the prescribed time period. Furthermore, due to the continuing review of its financial statements and results for previous periods, the preliminary, unaudited financial information contained in this release may be adjusted.

Heritage anticipates completing the review of its financial statements by the end of the third quarter of this year.

Heritage is the parent company of Heritage Bank & Trust (www.heritagenorfolk.com). Heritage Bank & Trust has four full-service branches in the City of Norfolk and one branch in the City of Chesapeake. Heritage Bank & Trust provides a full range of financial services including business, personal and mortgage loans, insurance, and annuities.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise

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